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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               KAHIKI FOODS, INC.

      This Corporation is organized under Section 1707.01, et seq., Revised Code of Ohio, as amended.

      FIRST: The name of the Corporation (hereinafter called the "Corporation") is

                               KAHIKI FOODS, INC.

      SECOND: The place in the State of Ohio where the principal office of the Corporation is to be located is the City of Gahanna, County of Franklin.

      THIRD: The purposes for which the Corporation is formed shall be in the authority to engage in any lawful act or activity for which corporations may be formed under Chapter 1701 of the Revised Code of Ohio.

      FOURTH: The number of shares of capital stock which the Corporation is authorized to have outstanding is Ten Million (10,000,000), Nine Million (9,000,000) of which shall be designated Common Stock with no par value (the "Common Stock"), and One Million (1,000,000) of which shall be designated Series A Convertible Preferred Stock with no par value (the "Series A Preferred Stock").

      The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, shall obtain and keep in force such authorizations as may be required, and shall comply with all requirements as to registration or other qualification, in order to enable to Corporation lawfully to issue and deliver solely for the purpose of effecting the conversion of the Series A Preferred Stock and of any other securities of the Corporation which may be convertible or exercisable into Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect such exercise and conversion. The Corporation shall from time to time in accordance with the laws of the State of Ohio increase the authorized amount of its shares of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred Stock and such other securities.

      The rights and preferences of the Common Stock and the Series A Preferred Stock shall be as follows:

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      COMMON STOCK

      1. Parity. Each share of Common Stock shall be equal to each other share of Common Stock in every respect.

      2. Voting Rights. Each share of outstanding Common Stock shall entitle the Holder thereof to one vote per share thereof upon all matters upon which shareholders may have the right to vote, except as otherwise provided herein, in the Code of Regulations of the Corporation, or by law.

      3. Preemptive Rights. The holders of Common Stock shall not have any preemptive or other preferential right to subscribe for, or to purchase any shares of capital stock of the Corporation of any class, whether now or hereinafter authorized, or any Securities exchangeable for or convertible into such stock.

      B. SERIES A PREFERRED STOCK

      1. Preference. The Series A Preferred Stock shall rank senior to all other classes of the Corporation's capital stock, including the Corporation's Common Stock and all other classes of preferred stock (collectively, the "Junior Stock") with respect to liquidation and dividend rights. The Series A Preferred Stock shall have the powers, rights, preferences, qualifications, and limitations set forth herein.

      2. Dividends. The holders of record of Series A Preferred Stock shall each be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefore, cumulative dividends, compounding annually, at an annual rate equal to $0.1125 per share, respectively, adjusted for any combinations, consolidations, subdivisions or stock splits with respect to such shares (the "Preferred A Dividend Preference"), payable annually on each June 1 and December 1 of each year (or the next business day thereafter) when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on any shares of Junior Stock (other than those payable solely in Common Stock). The Preferred A Dividend Preference may be payable in-cash or in additional shares of Series A Preferred Stock at the option of the Board of Directors. If an "Event of Noncompliance" (as defined in Section 6 below) occurs, then the Preferred A Dividend Preference shall be increased as provided for in Section 6. No dividend shall be paid on or declared and set apart with respect to the Common Stock or any other class of Junior Stock unless and until cumulative dividends on the Series A Preferred Stock shall have been paid or declared as set forth herein and set apart during that fiscal year and any prior year in which dividends were not paid. Notwithstanding the foregoing, if during any fiscal year of the Corporation, the Corporation pays dividends (cash or otherwise) to the holders of the Corporation's Common Stock, then the holders of record of the Series A Preferred Stock shall also be entitled to receive dividends in an amount equal to the amount of any dividend declared payable with respect to each share of Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Preferred Stock is convertible pursuant to Section 5 hereof, as of the record date for the determination of holders of Common Stock and Series A Preferred Stock entitled to receive such dividend. No dividend shall be declared or paid with respect to the Common Stock unless such a dividend is declared and paid with respect to the Series A Preferred Stock (as provided above). The record date with

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respect to the payment of dividends with respect to the Series A Preferred Stock arising from such dividends paid on the Common Stock shall be the same as the record dates with respect to the payment of dividends with respect to the Common Stock. The right to such dividends shall be cumulative as to the Series A Preferred Stock.

      3. Liquidation, Dissolution, or Winding Up.

            In the event of a "Liquidation Event" (as defined below), each holder of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Corporation's Junior Stock, an amount equal to the greater of (a) if the Liquidation Event occurs (i) prior to December 21, 2006, $2.8125 per share, respectively (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared), up to and including the date when full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Liquidation Event or (ii) on or after December 21, 2006, $3.375 per share, respectively (as adjusted to reflect any share split, combination, reclassification, or similar event involving the Series A Preferred Stock), plus all accrued but unpaid dividends thereon (whether or not declared), up to and including the date when full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such Liquidation Event (either (i) or
(ii), the "Liquidation Preference") and (b) the amount per share that the holders of Series A Preferred Stock would have been entitled to receive if each share of Series A Preferred Stock held by such holders had been converted into Common Stock, pursuant to Section 5 hereof, immediately prior to the Liquidation Event. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Series A Preferred Stock of the Liquidation Preference, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the Liquidation Preference that each such holder is otherwise entitled to receive based upon the aggregate Liquidation Preference of the Series A Preferred Stock held by each such holder and the aggregate Liquidation Preference of all Series A Preferred Stock. After such payment shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, distributions may be made on the Junior Stock. For purposes of this Section 3, a "Liquidation Event" of this Corporation shall be deemed to be occasioned by, or to include, by means of any transaction or series of related transactions, any of the following: (A) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary;
(B) the acquisition of the stock of the Corporation by another entity or person (including, without limitation, any reorganization, merger, or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation), unless the Corporation's stockholders of record, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued or sold as consideration for the Corporation's acquisition or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity; (C) the sale of all or substantially all of the assets of the Corporation, unless the Corporation's stockholders of record, as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise), hold at

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least 50% of the voting power of the surviving or acquiring entity; or (D) the
Corporation's making an assignment for the benefit of creditors or commencing any bankruptcy, dissolution, termination of corporate existence, or any similar action. Notwithstanding the foregoing, the holders of at least fifty-one percent (51%) of the outstanding Series A Preferred Stock voting together as a single-class (based on the number of shares held by the holders on an as-converted to Common Stock basis) (the "Convertible Preferred Majority"), may waive any Liquidation Event for purposes of the distributions set forth in this
Section 3.

      4. Voting Rights.

            (a) Except as otherwise expressly required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of Common Stock and shall be entitled to that number of votes equal to the maximum whole number of Common Stock into which such holder's Series A Preferred Stock, as applicable, is convertible pursuant to the provisions of Section 5 on the record date for the determination of stockholders entitled to vote on such matter or, if no record date is established, on the date such vote is taken or any written consent of stockholders is first executed. Except as otherwise expressly provided below in this Section 4 or as required by law and except for the voting rights of the holders of the Series A Preferred Stock to elect a director of the Corporation pursuant to the Voting Agreement dated as of the Closing Date, the holders of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters, and neither the Common Stock nor any of the Series A Preferred Stock shall be entitled to vote as a separate class on any matter to be voted on by stockholders of the Corporation.

            (b) The Corporation shall not take any of the following actions without the affirmative vote (in writing or at a meeting of holders of Series A Preferred Stock) of the holders of at least the Convertible Preferred Majority:

                  (i) The Corporation shall not amend, alter, waive, or repeal the preferences, privileges, special rights, or other powers of the Series A Preferred Stock, as set forth herein;

                  (ii) The Corporation shall not increase or decrease (other than by conversion in accordance with these Amended and Restated Articles of Incorporation) the authorized number of shares of Series A Preferred Stock;

                  (iii) The Corporation shall not amend, waive or repeal any provisions of or add any provisions to, the Corporation's Amended and Restated Articles of Incorporation or Code of Regulations;

                  (iv) Declare or pay any dividend or other distribution upon any class of the Junior Stock;

                  (v) Authorize or designate, whether by reclassification or otherwise, any new class or series of shares or any other securities convertible into equity securities of the Corporation that has rights, preferences, or privileges senior to or pari passu with the Series A Preferred Stock; or

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                  (vi) Increase the size of the Corporation's Board of
      Directors.

            (c) Notwithstanding the provisions of paragraph (b) above, the actions of the Corporation specified therein shall not require the separate affirmative vote of Convertible Preferred Majority, if less than twenty-five percent (25%) of the aggregate number of shares of Series A Preferred Stock theretofore issued by the Corporation are at the time outstanding.

      5. Conversion.

            (a) Optional Conversion.

                  (i) Each holder of the Series A Preferred Stock may at any time, upon surrender of the certificates therefore, convert all or any portion of his or its Series A Preferred Stock into fully paid and nonassessable Common Stock of the Corporation, at the Series A Conversion Price set forth below, plus declared and unpaid dividends thereon.

                  (ii) Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefore, endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at its office that the holder elects to convert the same and shall state therein the holder's name or the names of the nominees in which the holder wishes the certificate or certificates for shares of Common Stock to be issued. As soon as practicable thereafter, the Corporation shall issue and deliver at its office to the holder of the Series A Preferred Stock, or to the holder's nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. A conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock at the close of business on that date. From and after that date, all rights of the holder with respect to the Series A Preferred Stock so converted shall terminate, except only the right of the holder to receive certificates for the number of shares of Common Stock issuable-upon conversion thereof and cash for fractional shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price.

            (b) Automatic Conversion.

                  (i) All outstanding Series A Preferred Stock shall be (A) converted automatically and without the need for any action by the holders thereof, at the

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      conversion ratio set forth below, plus declared and unpaid dividends thereon, into fully paid and nonassessable shares of Common Stock immediately upon and simultaneously with the achievement of the "Minimum Common Price" (as defined below) at any time after the first anniversary of the Closing Date or(B) converted automatically upon the affirmative vote of at least the Convertible Preferred Majority. The "Minimum Common Price" shall mean that the closing price of the Corporation's Common Stock (exclusive of any trades by the Corporation's officers, directors or five percent or greater stockholders) on any trading exchange or market for which shares of Common Stock of the Corporation are then primarily traded or sold, equals or exceeds $5.00 per share (adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares) for at least 180 consecutive trading days.

                  (ii) All holders of record of shares of Series A Preferred Stock will be given written notice of the date of any automatic conversion referenced in this Section 5(b). That notice will be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred Stock at each holder's address appearing on the stock register. Promptly after receiving the notice, each holder of shares of Series A Preferred Stock shall surrender the holder's certificate or certificates for all affected shares to the Corporation at the place designated in the notice, and thereafter shall receive certificates for the number of shares of Common Stock or other securities to which the holder is entitled. Upon the date of any automatic conversion, all rights with respect to the Series A Preferred Stock will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock or other securities into which their Series A Preferred Stock has been converted and cash for fractional shares. From and after the date of the automatic conversion, all certificates evidencing shares of Series A Preferred Stock automatically converted in accordance with these provisions shall be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender his, her or its certificates. As soon as practicable after the date of any automatic conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to the holder, or pursuant to the holder's written order, a certificate or certificates for the number of full shares of Common Stock or other securities issuable on the conversion in accordance with the provisions hereof and cash as provided herein in respect of any fraction of a share of Common Stock otherwise issuable upon the conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then-effective Conversion Price.

            (c) Conversion Ratio. Subject to adjustment in the event of certain capital transactions including, without limitation, stock splits, stock dividends, recapitalization and reorganizations, each share of the Series A Preferred Stock may be converted into such number of shares of Common Stock as is obtained by dividing $2.25 by the initial conversion price of $2.25 per share or, in case any adjustment of such conversion price has taken place pursuant to the provisions of this Section 5, by the conversion price as last adjusted and in effect on the date

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any shares of Series A Preferred Stock are surrendered for conversion (such conversion price, or such conversion price as last adjusted, being referred to herein as the "Series A Conversion Price").

            (d) Adjustments. The Series A Conversion Price at which the Series A Preferred Stock may or shall be converted into Common Stock shall be subject to adjustment from time to time in certain cases as follows:

                  (i) In case the Corporation shall (A) pay a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding Common Stock, (C) combine its outstanding Common Stock into a smaller number of shares, or (D) issue in any recapitalization, reorganization or reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing corporation) any shares of its capital stock, the Conversion Price in effect immediately prior thereto shall be adjusted proportionately so that the holder of any Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Corporation which such holder would have owed or have been entitled to receive after the happening of such event, had such Series A Preferred Stock been converted immediately prior to the happening of such event. Such adjustment shall be made whenever any of such events shall occur. An adjustment made pursuant to this paragraph (i) shall become effective, retroactively to the record date, immediately after the payment date in the case of a stock dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, recapitalization, reorganization, or reclassification.

                  (ii) In the event that, at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of capital stock of the Corporation other than its Common Stock, thereafter the number of such other shares so receivable upon conversion shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph (i) above.

                  (iii) Whenever the amount of Common Stock or other securities deliverable upon the conversion of the Series A Preferred Stock shall be adjusted pursuant to the provisions hereof, the Corporation shall forthwith file, at its principal office and with any transfer agent or agents for the Series A and for Common Stock, and with any stock exchange on which such Series A or Common Stock are listed, a statement, signed by its President or one of its Vice Presidents or its Secretary or Treasurer, stating the adjusted number of Common Stock or other securities deliverable per share of Series A Preferred Stock, upon conversion thereof calculated to the nearest share and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based, and shall give notice thereof by mail, postage prepaid, to the holders of record of the Series A Preferred Stock, as applicable. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

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                  (iv) At all times, the Corporation shall reserve and keep
      available unto its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then-outstanding Series A Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such Common Stock upon the conversion of such Series A Preferred Stock.

                  (v) No fractional Common Stock shall be issued upon a conversion of the Series A Preferred Stock. If any fractional interest in a Common Stock share would be deliverable upon the conversion of any Series A Preferred Stock, the Corporation shall round such fractional interest to the nearest whole share, in lieu of delivering the fractional share therefor.

            (e) Adjustment of Conversion Price Upon Issuance of Common Stock.

                  (i) Mechanics of Adjustment. Except as provided in Subsection 5(e)(vii), if and whenever the Corporation shall issue or sell, or under any of Subsections 5(e)(ii) through 5(e)(vi) is deemed to have issued or sold, any shares of its Common Stock without consideration or for a consideration per share less than the Series A Conversion Price for the shares of its Series A Preferred Stock in effect immediately prior to the time of such issuance or sale (the "Dilutive Price"), then such Series A Conversion Price at such time shall be reduced to an amount (calculated to the sixth decimal point) equal to (x) the Dilutive Price if such issuance or sale occurs on or prior to December 21, 2006 and (y) if such issuance or sale occurs after December 21, 2006, the price determined by dividing
      (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (including as outstanding all Common Stock issuable upon conversion of outstanding Preferred Stock and all Common Stock issuable upon the exercise of Options or the conversion of Convertible Securities, as such terms are defined in Subsection 5(e)(ii)), multiplied by such Conversion Price at such time and
      (B) the consideration, if any, received and/or receivable by the Corporation in connection with such issuance or sale, by (2) the total number of shares of Common Stock outstanding immediately after such issuance or sale, including as outstanding all Common Stock issuable upon conversion of outstanding Preferred Stock and all Common Stock issuable upon the exercise of Options or the conversion of Convertible Securities. The Dilutive Price shall be determined by the consideration, if any, received and/or receivable by the Corporation in connection with such dilutive issuance or sale as determined by the Board of Directors in good faith.

                  (ii) Issuance of Rights or Options. Except as provided in Subsection 5(e)(vii), in case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, shares of Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being hereinafter referred to as "Options" and such Convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which a share of Common Stock is

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      issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the maximum number of shares of Common Stock issuable upon the full exercise of such Option or upon the full conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than such Series A Conversion Price, as applicable, in effect immediately prior to the time of the granting of such Options, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of the maximum number of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date such Options were granted and thereafter shall be deemed to be outstanding. Except as otherwise provided in Subsection 5(e)(iv), no adjustment of such Series A Conversion Price, as applicable, shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(e)(ii) upon the issuance of such Options.

                  (iii) Issuance of Convertible Securities.Except as provided in Subsection 5(e)(vii), in case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are exercisable immediately, and the price per share for which a share of Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than such Series A Conversion Price in effect immediately prior to the time of such issuance or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issuance or sale of such Convertible Securities and thereafter shall be deemed to be outstanding; provided that (a) except as otherwise provided in Subsection 5(e)(iv), no adjustment of such Series A Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities if an appropriate adjustment was previously made pursuant to this Subsection 5(e)(iii) upon the issuance of such Convertible Securities, and (b) if any such issuance or sale of such Convertible Securities is made upon the exercise of any Option to purchase any such Convertible Securities for which adjustment of the Conversion Price have been or are to be made pursuant to other provisions of this Subsection 5(e), no further adjustment of such Series A Conversion Price shall be made by reason of such issuance or sale.

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                  (iv) Change in Option Price or Conversion Rate. In the event that the purchase price provided for in any Option referred to in Subsection 5(e)(ii), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Subsection 5(e)(ii) or 5(e)(iii), or the rate at which any Convertible Securities referred to in Subsection 5(e)(ii) or 5(e)(iii) are convertible into or exchangeable for shares of Common Stock, shall change at any time (other than under or by reason of provisions designed to protect against dilution), such Series A Conversion Price in effect at the time of such event for any outstanding share of Series A Preferred Stock shall be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such purchase price, additional consideration, or conversion rate, as the case may be, at the time such Options or Convertible Securities initially were granted, issued or sold. In the event any Options or any right to convert or exchange Convertible Securities shall expire or terminate without being exercised, such Series A Conversion Price then in effect hereunder for any outstanding shares of Series A Preferred Stock shall be adjusted to the Series A which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the shares of Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any Option referred to in Subsection 5(e)(ii) or the rate at which any Convertible Securities referred to in Subsection 5(e)(ii) or 5(e)(iii) are convertible into or exchangeable for shares of Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the grant of any such, Option or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder for any outstanding shares of Series A Preferred Stock shall be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the Common Stock delivered as aforesaid, but only if, as a result of such adjustment, the Conversion Price then in effect hereunder is hereby reduced.

                  (v) Consideration for Stock. In case any shares of Common Stock, Options, or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options, or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration as determined in good faith by a majority of the members of the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commission or concessions paid or allowed by the Corporation in connection therewith.

                  (vi) Treasury Shares. The disposition of shares of Common Stock owned or held by or for the account of the Corporation (other than a result of a

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      cancellation of treasury shares) shall be considered an issue or sale of
      Common Stock for the purpose of this Subsection 5(e).

                  (vii) When Adjustment Is Not Required. Notwithstanding any provision herein to the contrary, no adjustment shall be made in the Conversion Price as a result of (1) the issuance of Common Stock upon conversion of any shares of Series A Preferred Stock; (2) the issuance of Series A Preferred Stock upon conversion of any outstanding convertible notes in existence as of the Closing Date; (3) the issuance of dividends or other distributions on the Series A Preferred Stock; (4) the issuance of warrants or other securities to financial institutions or lenders in connection with lease lines or loans approved by the Corporation's Board of Directors; (5) the issuance of stock, warrants or options to employees, directors or consultants of the Company as approved by the Corporation's Board of Directors at a price not less than 85% of the then applicable Series A Conversion Price; (6) the exercise of any warrants, options or other convertible securities in existence as of the Closing Date for the purchase of Common Stock; or (7) any subdivisions or combination affecting the Common Stock or the issuance of shares of Common Stock pursuant to a stock dividend or other distribution on Common Stock if an appropriate adjustment to the Series A Conversion Price, is made pursuant to Subsection 5(d).

                  (viii) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall send via certified or overnight mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.

                  (ix) Reservation of Stock Issuable Upon Conversion. At all times, this Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this Corporation will take such corporate actions as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Amended and Restated Certificate of Incorporation.

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

                  (x) Notices. Any notice required by the provisions of this Certificate to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, certified mail postage prepaid, or overnight mail, and addressed to each holder of record at his address appearing on the books of this Corporation.

      6. Events of Noncompliance.

            (a) An "Event of Noncompliance" will be deemed to have occurred if any of the following actions occur and remain uncured after 30 days following written notice to, or discovery by, the Corporation:

                  (i) the Corporation's default under, or material breach of, any of the provisions of the definitive investment agreements entered between the Corporation and Townsends, Inc. on or around the Closing Date, including without limitation the provisions of these Amended and Restated Articles of Incorporation, the Voting Agreement, Convertible Note Purchase Agreement and Registration Rights Agreement;

                  (ii) the Corporation's default under, or material breach of, any of the provisions of the Corporation's Supply Agreement dated on or around the Closing Date, as amended from time to time with Townsends, Inc.; and

                  (iii) the Corporation's default under, or material breach of, any of the provisions of the Corporation's Co-Packing Agreement dated on or around the Closing Date, as amended from time to time with Townsends, Inc.

            (b) Upon the occurrence of an Event of Noncompliance, the dividends payable on the then outstanding shares of Series A Preferred Stock shall increase to $0.225 per share. The right to increased dividends pursuant to the preceding sentence shall cease upon the earlier of (w) the conversion of all outstanding shares of Series A Preferred Stock into Common Stock pursuant to
Section 5 of these Amended and Restated Articles of Incorporation; (x) the payment in full of the Liquidation Preference (or such higher amount, as applicable) on all outstanding shares of Series A Preferred Stock pursuant to
Section 3 of these Amended and Restated Articles of Incorporation; (y) the Corporation's cure of the facts and circumstances resulting in the Event of Noncompliance; or (z) the waiver of the Event of Noncompliance by the Convertible Preferred Majority.

      7. Reissuance of Preferred Stock. No shares of Series A Preferred Stock redeemed, purchased, or acquired by the Corporation or converted into Common Stock shall be reissued, and all such shares shall be cancelled and eliminated from the shares of the Corporation shall be authorized to issue.

      FIFTH: The period of existence of the Corporation is perpetual.

      SIXTH: 1. Notwithstanding any provision in the Revised Code of Ohio requiring for any purpose the vote, consent, waiver, or release of the holders of a designated greater proration (but less than all) of the shares of any particular class or of each class, if the shares are classified, the vote, consent, waiver, or release of the holders of at least a majority of

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

the voting power or of at least a majority of the shares entitled to vote, as the case may be, of such particular class or of each class, if the shares are classified, shall be required in lieu of any such designated greater proportion otherwise required by any provision of said Revised Code of Ohio.

      2. Whenever the Revised Code of Ohio shall fail to prescribe a designated proportion of voting power required for any purpose, the vote, consent, waiver, or release of at least a majority of the voting power represented at a meeting of shareholders at which a quorum is present shall be sufficient for any such purpose; and at any such meeting the shareholders entitled to exercise at least a majority of the voting power relating to any such purpose constitute a quorum.

      SEVENTH: The Corporation shall, to the fullest extent permitted by Section 1701.13 of the Revised Code of Ohio, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Regulations, any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      EIGHTH. Subject to the provisions of Article FOURTH hereof, the Board of Directors is hereby authorized to fix and determine, and to vary, the amount of working capital of the Corporation, to determine whether any, and, if any, what part of the surplus, however created or arising, shall be disposed of, or declared in dividends, or paid to shareholders, and without action by the shareholders, to use and apply such surplus, or any part thereof; or such part of the stated capital of the Corporation as is permitted under the provision of
Section 1701.35 of the Revised Code of Ohio, or any statute of like tenor or effect which is hereafter enacted, at any time or from time to time, in the purchase or acquisition of shares of any class, voting trust, certificates for shares, bonds, debentures, notes, script, warrants, obligations, evidence of indebtedness of the Corporation, or other securities, evidences of indebtedness of the Corporation, or other securities of the Corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors shall deem expedient.

      NINTH: From time to time any of the provisions of these Amended and Restated Articles of Incorporation may be amended, altered, or repealed and other provisions authorized by the Revised Code of Ohio and the laws of the State of Ohio at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the shareholders of the Corporation

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by the Articles of Incorporation are granted subject to the provisions of this
Article NINTH.

      TENTH: These Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation of the Corporation.

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